EXCLUSIVE LICENSE AGREEMENT

MEMORANDUM OF AGREEMENT made and dated for effect February 1, 2000.

BETWEEN:

          LUNA PRODUCTS, INC., a limited company incorporated under the Laws of British Columbia, having its principal office at Suite 107, 329 7th Street, New Westminster, BC V3M 3K9

          (the "Licensor")

AND:

          A. JAMES EMMERSON, Businessman of Suite 107, 329 7th Street, New Westminster, BC V3M 3K9

          (the "Investor")

AND:

          LUNA FERTILITY INDICATOR, INC., a limited company incorporated under the laws of British Columbia, having its principal office at 1411 Wellington Cresent, Richmond, BC V7B 1G5

          (the "Licensee")

RECITALS:

A. The Inventor has developed a fertility tester/indicator (the "Product") and he has obtained registration of two intellectual property interests in respect of the Product, particulars of which are set out and described in Schedule "A".

B. The Inventor has assigned the world wide rights to market the Product to the Licensor;

C. The Licensor manufactures the Product and it is contemplated that it will continue to do so;

D. Luna Technologies Inc., a company related to the Licensee has entered into a letter agreement ("Letter Agreement") with the Licensor dated January 27, 1999 under which Luna Technologies Inc. had agreed with the Licensor to market the Product on a world wide basis;

E. The Licencee represents that it has the necessary resources and expertise to market the Product on a world wide basis; and



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F.   The parties  wish to replace  the  arrangement  contemplated  by the Letter
     Agreement with a new arrangement on the terms and conditions hereafter set out.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the sufficiency of which is acknowledged by each party to this Agreement, the parties agree as follows.


1.   DEFINITIONS

1.1 Wherever used in this Agreement, unless clearly indicated to the contrary by the context, the following words will have the meanings ascribed to them in this paragraph:

     (a) "Agreement" means this agreement made between the Licensor, the Inventor and the Licensee.

     (b) "Affiliate" as used herein means any enterprise, company a person, or group of persons, whether incorporated or not - entitled to carry on business in any country, which now or hereafter directly or indirectly controls, is controlled by or is under common control with, a party hereto; "Control" requires the right to exercise the votes attaching to at least 10% of the issued voting stock of a corporation or at least 10% ownership interest in any other Person.

     (c) "Fertility Indicator Invention" means the invention which the issued and pending applications for industrial designs, copyrights, trademarks, and trade names, described in Schedule A and any subsequent applications for same, and the Technical Information as defined in this Agreement, all in relation to a method for determining the fertility status of a female person.

     (d) "Licensee" means Luna Fertility Indicator, Inc., being one of the parties to this Agreement.

     (e) "Licensed Applications" means all applications for industrial designs, copyrights, trademarks, and trade names, submitted to any Canadian Intellectual Property offices with respect to the Fertility Indicator Invention, including any divisions thereof and any supplementary disclosures added thereto.

     (f) "Licensed Rights" means the Licensed Applications and any subsequently issued industrial designs, copyrights, trademarks, and trade names with respect to the Fertility Indicator Invention.



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     (g)  "License Year" means the period  beginning June 1 of any calendar year and ending on May 31 of the subsequent calendar year except that the first License Year will be from the date of this Agreement to the following May 31.

     (h) "Licensor" means Luna Products, Inc., being one of the parties to this Agreement.

     (i) "Person" means a corporation, an association, a joint venture, a partnership, a trust, a business, or an individual.

     (j) "Product" means the product covered by the Fertility Indicator Invention, and includes all improvements and modifications thereto, and includes all related or derivative products developed therefrom that involve a measurement of female fertility status.

     (k) "Technical Information" means any trade secrets, research or development data and know-how relating to the Fertility Indicator Invention, whether or not patentable, and shall include engineering or scientific information, processes and formulae, manufacturing data and procedures, machinery, plant, apparatus and equipment design, reports, drawings, specifications and blueprints relating to any method, product, apparatus or article used in producing the Fertility Indicator Invention.


2.   GRANT OF EXCLUSIVE WORLDWIDE LICENSE AND RIGHTS

2.1 Grant of Licence. The Licensor grants to the Licensee the following worldwide exclusive rights:

     (a)  to put into use the Licensed Rights;

     (b) to purchase all of the Product manufactured by or for the Licensor or pursuant by or for under license or contract from the Licensor;

     (c)  to market, sell and distribute the Product.

2.2 Government Approvals. The Parties agree that except for the Licensors application for approval under the US Food and Drug Act, matters involving any licensing or approval, that may be required by any government agency whatsoever in connection with the marketing, distribution, or sale of the Product, including any studies, testing or reports that may be required by such agencies, shall in all respects be the joint concern and involvement of the Licensor and the Licensee. However the Licensee and Licensor agree that the party initiating the licensing approval will be responsible for all costs relating to the application. The applicant will also keep the other party advised as to the progress of any application.



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2.3 Disclosure of Technical  Information.  If necessary in order to perform this
Agreement, the Licensor agrees to disclose to the principal executive officers of the Licensee such Technical Information as may be necessary in order for the Licensee to perform this Agreement. Such disclosure shall only be made upon request in writing by the Licensee set out the reasons why such Technical Information is required and shall not be released to any person who has not executed the Licensors Confidentiality Agreement.

2.4 Confidentiality. The Licensee acknowledges the proprietary right of the Licensor and the Inventor to the Fertility Indicator Invention, and to the Product, and to the Technical Information disclosed to it pursuant to this Agreement, and the Licensee covenants with the Licensor to keep confidential and secret all business information, including Technical Information, disclosed to it pursuant to this Agreement and will not use such information for its own use or the use of Persons who do not deal with the Licensee on an arms length basis. The covenant of the Licensee in this paragraph shall survive the termination of this Agreement and shall endure in respect of and as long as such information shall not be generally known to one skilled in the art.

2.5 Restrictive Covenant - Competing Products. The Licensee covenants that neither it nor any person who deals directly or indirectly with the Licensee on an arms length basis will manufacture, have manufactured for it, or sell any product which is copied from the Product or which competes with the Product so long as this Agreement remains in force and for a period of two years thereafter.

2.6 Consultation on Manufacturers and Distributors. The Licensor and Licensee agree that the Licensor is solely responsible for manufacturing the Product and the Licensee is solely responsible for marketing, selling and distributing the Product. However the parties also agree that the activities of the other will have a material effect on the success of both of them. As a result the Licensor agrees to consult from time to time with the Licensee in respect of the selection of manufacturers for the Product and the Licensee agrees to consult from time to time with the Licensor on the selection of distributors and marketing plans. It is understood and agreed that notwithstanding such consultation each party is entitled to carry out the activities for which it is responsible in such a manner as it considers appropriate and any final decision with respect to matters which are the responsibility of such party shall be made by such party.

2.7 Inventory Level. The Licensor agrees to maintain a level of inventory which in its opinion, acting reasonably, will permit it to supply the Licensee's orders on a timely basis.

     The parties will consult from time to time on the level of inventory that the Licensor should maintain in order to supply the Licensees orders on a timely basis.

     If the Licensee does not agree with the level of inventory that the Licensor has elected to maintain, the Licensee may demand that the Licensor establish an increased level of inventory. If such demand is made, the Licensor will arrange for the manufacture of such additional Products as is necessary to maintain the increased level provided that the Licensee provides the funds as and



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when required to maintain such increased level of inventory. The Licensor agrees to pay interest on all amounts advanced by the Licensee under this paragraph at a rate per annum that is equal to 1/2 of the Royal Bank of Canada prime rate (as defined in Section 7.1(f)). Such interest payments for each Licence Year quarter will be made within 25 days of the end of such quarter.

     The Licensor will not be required to maintain any level of inventory and can refuse to supply inventory to the Licensee if the Licensee is then in default of any payment obligation under this section or any other provision of this Agreement, whether or not a notice of default has been issued.


3.   OBLIGATIONS OF THE LICENSEE FOR THE LICENSE AND RIGHTS GRANTED

3.1 Marketing Expenses. In consideration of the exclusive worldwide license and rights granted to the Licensee in paragraph 2.1 hereof, the Licensee shall throughout the term of this Agreement use its best efforts to promote the Product and shall have during the period February 1, 1999 and September 30, 2000 incurred direct marketing and promotional costs of not less than $250,000.00. Costs incurred by Luna Technologies Inc. prior to the date of this Agreement shall be included in this calculation. The marketing costs will include the advances of $40,000 USD made by the Licensee or Luna Technologies Inc. to the Licensor for its own use and business purposes, and shall include the costs incurred in connection with altering the colour and the design of the container of the Product, as first agreed by the Licensor and the Licensee. The Licensee confirms that the Licensor's obligation to reimburse the Licensee or Luna Technologies Inc. for the aforesaid advance of $40,000 USD is hereby cancelled. Licensee will provide details and amounts of the direct marketing and promotional costs for the period prior to September 30, 1999. Such information will be included with the quarterly reports contemplated by section 3.2 and a separate report for September 2000 will be provided by October 25, 2000.

3.2 Quarterly Marketing Reports. Licensee agrees to provide a written report within 25 days of the end of each Licence Year quarter detailing its marketing activities in such quarter and detailing its business plan for marketing activities for the forthcoming quarter. For those Licence Years prior to the Licence Year in which the Licensee is required the purchase of a minimum annual quantity pursuant to Section 4.6 such reports shall be provided on a monthly rather than a quarterly basis and will be provided within 15 days after the end of each month.

Such reports shall include the following information:

     (a) a summary of marketing activities on a country by country basis for the immediately preceding quarter which identifies:

          (i)  sales of units during such quarter;

          (ii) marketing activities undertaken by Licensee or representatives during such quarter;



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                                      -6-


          (iii) average selling price per unit payable to Licensee;

     (b) a summary of marketing activities on a country by country basis for the current quarter which includes:

          (i) estimates of sales of units for such quarter (or such longer period as the Licensee considers appropriate) and estimate of selling price per unit;

          (ii) intended marketing activities planned for such quarter (or such longer period as Licensee considers appropriate).

     (c) such additional information relating to the Product and the marketing of same as the Licensee in as discretion considers appropriate.

3.3 Termination of Letter Agreement. The Licensee will on execution of this Agreement deliver to the Licensor a release by Luna Technologies Inc. of all of its interest as Licensee under the Letter Agreement dated January 27, 1999 and all claims it may have against the Licensor, its servants and agents. The Licensor confirms that on delivery of such release it will release Luna Technologies Inc. of all claims it may have against Luna Technologies Inc., its servants and agents.


4.   PRODUCT PRICING RULES AND PAYMENT

4.1 Selling Price to Third Parties. The Licensee shall have the sole right to determine and set or adjust, from time to time, the price at which the Product shall be sold to third parties, and the Licensor acknowledges that it understands that there may be varying prices for the different third party markets.

4.2 Purchase from Licensor. The Licensee shall purchase the Product only from the Licensor and such purchases will only be for re-sale to third parry wholesalers, distributors, or retail consumers.

4.3 Purchase Price. The Licensee shall pay the Licensor the following amounts (the "purchase price") for the Product:

     (a) for the first 35,000 units of Product during the Licence Year commencing June 1, 1999 the sum of $12.50 per unit which price includes the cost of packaging (i.e. new packaging which the parties have approved prior to the date of this Agreement) and delivery to the Licensee's premises at Richmond, B.C. If the Licensee determines at any time that the manufacturer's existing packaging is not suitable, the cost to replace existing packaging shall be bourne by the Licensee.



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                                      -7-


     (b) for the first 35,000 units during each subsequent Licence Year the price of $12.50 per unit will be increased or decreased by a percentage equal to the percentage increase or decrease in the consumer price index (all items - British Columbia) between March of the immediately preceding Licence Year and March, 1999;

     (c)  for Product in excess of 35,000 units in any Licence Year the sum of

          (i) the Licensors cost of manufacturing such Product calculated in accordance with generally accepted accounting principles including a reasonable allocation forte costs of the Licensor attributable to Licencing, transportation and packaging;

          (ii) a royalty equal to 10% of the selling price of the Product by the Licensee;

4.4 Payment Date. Until such time as the purchaser has placed and paid for three orders of 1000 units or more, the purchase price for the Product shall be paid by the Licensee on delivery from Licensor of its order to purchase Product. If payment is not paid on delivery, then the Licensor shall be entitled to refuse to deliver Product. Thereafter, the Licensor agrees that the purchase price shall be payable 30 days after delivery. In the event there is a default at any time in payment of the purchase price, the full amount of the purchase price on all subsequent orders will, unless the Licensor otherwise agrees in writing, be due on delivery.

4.5 Definition of Unit. The Licensor and the Licensee agree that a unit of the Product is one Fertility Indicator. A unit also includes the box and explanatory insert.

4.6 Minimum Annual Purchase. There shall be no minimum purchase obligation until the first Licence Year commencing after the licencing of the Product under the US Food and Drug Act. The minimum purchase obligation shall thereafter be:

     (a)  30,000 units in the first Licence Year following approval:

     (b)  50,000 units in each subsequent Licence Year.

4.7 Failure to Purchase Minimum Annual Quantity. If the Licensee fails to purchase the minimum annual quantity in any Licence Year, the Licensor shall subject to the remedial right of the Licensee as provided in this Section 4.7, be entitled for a period of 180 days from the end of such Licence Year to either terminate this Licence Agreement or terminate the exclusivity of the Licensee's rights under Section 2.1.

     Licensee shall have the right, to be exercised within 30 days of the end of a Licence Year in which a default has occurred to purchase a quantity equal to the shortfall. Such payment shall be made as follows:



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                                      -8-


     (a)  an amount per unit  equal to the  amount set out in section  4.3(a) or
          (b) for the Licence Year in which the shortfall occurred, less the average cost of manufacture for such year which payment shall be made at the time such right is exercised;

     (b) the prevailing price at the time the Licencee takes delivery of such Product is delivered less the amount previously paid under Section 4.7(a) which payment shall be made within 30 days of delivery.

     The Licensee shall be able to take delivery of the shortfall in any subsequent License Year following purchase of the minimum annual quantity for such License Year.

4.8 Royalty Non-Arms Length Sales. Sales or transfers of Product between the Licensee and persons who do not deal with the Licensee on an arms length basis shall not be deemed to be a sale for the purposes of calculating the royalty in section 4.3(c). Instead the Purchase Price on the first subsequent sale made on an arms length basis shall be used for the purposes of the royalty calculations.

4.9 Samples. The Licensor shall provide the Licensee with such number of samples of the Product as the Licensee may reasonably require. The price for such samples shall be the Licensor's cost of manufacturing calculated pursuant to section 4.3(c)(i). Such purchases way only be used for promotional distribution without charge. Licensor shall be entitled to mark the samples of Product and packaging to identify that they are being supplied as samples and are not for resale.

4.10 Returned Goods. The Licensor agrees to provide replacements free of charge for all units of Product returned by the Licensee to the Licensor because of defects in manufacture or packaging of the Product.


5.   ROYALTY - INVENTOR

5.1 Amount.  In addition  to the amount to be paid by the  Licensee  pursuant to
Section 4.3 of this Agreement, the Licensee shall pay a royalty of $1.00 to the Inventor for each unit of Product sold. The Inventor agrees to waive his royalty in respect to units supplied as samples under Section 4.9 if such units are distributed without charge for promotional purposes.

5.2 Payment Date. Payment of such royalty shall be made on the same terms as are applicable to payment of the purchase price as set out in Section 4.4 unLess the Inventor and Licensee agree in writing to an alternate payment arrangement.

5.3 Returned Goods. No royalty will be payable on a unit of Product which delivered to the Licensee by the Licensor as a replacement pursuant to Section 4.10.



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                                      -9-


6.   PRIVATE LABELLING

6.1 Conditions for Private Labeling. The Licensee shall have the right to purchase from the Licensor if it receives an order from an arms length distributor who wishes to market and sell the Product under a different name provided that:

     (a)  the  Licensor's   name  and  Product  logo  and   identification   are
          significantly maintained on the packaging of the Product;

     (b) the main components and description of the Product are maintained on the packaging of the Product;

     (c)  the Licensee  endeavours to obtain the consent of the distributor that
          it  will  identify  the  Product  logo  and   identification   in  its
          advertising; and

     (d) the Licensee reimburses the Licensor for the additional labelling costs at the time of delivery if the Licensor is required to pay any costs related to the private labelling.

6.2 Notice. The Licensee shall provide the Licensor with as much advance notice of such private labeling as possible so that the Licensor can make the necessary changes to the label and packaging for the Product. The Licensor will not be held responsible for delay if it has not confirmed the delivery date prior to receipt of the purchase order.

6.3 Special Circumstances. It is understood and agreed by the parties that proposals from persons requesting private packaging will frequently involve requests for other special terms and conditions. The parties agree to treat such transactions on a case by case basis and work together in good faith with the view of negotiating a mutually acceptable agreement with such persons. Neither party will, however, be required to enter into an arrangement which contains terms and conditions which are different from this Agreement if it does not wish to do so.

7.   RECORDS AND REPORTING OBLIGATIONS OF THE LICENSEE

7.1 Records, Reports and Inspections. In order that the payments for Product pursuant to Section 4 of this Agreement may be verified by the Licensor, the Licensee agrees that it will cause itself and persons who do not deal with the Licensee on an arms length basis who have purchased the Product:

     (a) to keep and maintain clear and accurate books and records of their resales of the Product to every purchaser, including the full name, address and telephone number and the category of the purchaser and the resales in the case of non-arms length purchasers (provided that any information relating to non-commercial purchasers is



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                                      -10-

          confidential and cannot be disclosed by the Licensor without the consent in writing of the Licensee);

     (b) to provide to the Licensor, on or before the fifteenth day of each of September, December, March, and June, in respect of the immediately preceding Licence Year quarter, a written statement (the "Sales Report"), signed by a duly authorized officer of the Licensee, showing the detail described in the immediately preceding sub-clause;

     (c) to permit the Licensor, not more than once during each License Year, or its authorized representative, to have access, during ordinary business hours, to examine such books and records presented by the Licensee and persons who do not deal with the Licensee on an arms length basis to verify the Sales Report;

     (d) the Licensor shall have the right for a period of three (3) years after receiving a Sales Report to inspect the said books and records of the Licensee and the persons who it does not deal with, on an arms length basis for the three (3) year period prior to such Sales Report. The failure of the Licensor to request an examination of any Sales Report will be deemed to be acceptance of the accuracy of such Sales Report, and the Licensee shall have no obligation to maintain any records pertaining to any Sales Report beyond a three (3) year period.

     (e) the costs of any examination referred to above shall be borne by the Licensor unless the report of its representative shows that the Sales Report has understated the total selling price of the Product by more than five percent (5%), in which case the costs of the examination shall be paid by the Licensee.

     (f) in the event the said examination reveals any underpayment of royalties or other amount due to the Licensor or the Inventor, the Licensee will promptly pay to the Licensor and/or the Inventor the full amount of that underpayment together with interest thereon at rate per annum which is five percent (5%) per annum above the interest rate designed by the Royal Bank of Canada as its prime rate on Canadian dollar loans calculated from the time the underpayment should have been paid to the date of payment.

8.   ASSIGNMENT OF AGREEMENT

8.1 Effect of Assignment. When assigned in accordance with this section this Agreement, and all rights, obligations and duties hereunder will enure to the benefit of and will be binding on the assignees or successors in interest of the parties.


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                                      -11-


8.2 Restriction on Assignment. The Licensor and the Licensee each have the right to assign its rights, obligations and duties under this Agreement provided that it has first obtained approval from the other, it being agreed that such consent by the other shall not be unreasonably withheld. The assignor shall continue to be responsible to the other for any obligations and duties under this Agreement

9.   SUB-LICENSES AND SUB-CONTRACTS

9.1 Prohibition on Sublicensing. The rights and license granted to this licensee do not confer to the Licensee the right to grant to others the right or license to use or sell Product. It is understood and agreed, however, that purchasers from the Licensee of Product may use, or re-sell for use by others, such Product. It is further agreed that the Licensee shall have the right to enter into written sub-contracts with third Persons pursuant to which one or more sub-contractors may be authorized to re-sell the Product.

10.  TERM AND RIGHT TO EXTEND

10.1 Term. The term of this Agreement shall be 15 years, commencing as of the date first set forth above and, unless earlier terminated as provided herein, it shall continue to have effect until May 31st, 2014, unless extended pursuant to clause 10.2 of this Agreement.

10.2 Extension. Provided that it is not in default, the Licensee shall have the right and option to extend the Term of this Agreement for two (2) individual consecutive additional terms of five (5) years each, on the same terms and conditions as are contained in this Agreement, and each commencing on the day immediately succeeding the expiration of the term of this Agreement then in effect and shall end at midnight of the day immediately preceding the fifth
(5th) anniversary of the first (lst) day of such term.

10.3 Date to Exercise Extension. The right to extend the term shall be exercised by written notice to the Licensor not less than six (6) months prior to the expiration of the term of this Agreement then in effect. The giving of such notice to the Licensor shall automatically extend this Agreement for the extended term, and no instrument of extension need be signed by the parties.

10.4 Failure to Exercise Extension. In the event that the Licensee fails to give such notice to the Licensor to extend the term, this Agreement shall automatically terminate at the end of the term then in effect, and the Licensee shall have no further right to extend this Agreement.



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                                      -12-

11.  EARLY TERMINATION

11.1 Breach of Financial Obligation. If the Licensee, at any time, fails to make any payments hereunder when due, or fails to provide to the Licensor a Sales Report required under this Agreement when due and the Licensee fails to remedy such default within 10 days after receipt of written notice thereof from the Licensor, the Licensor may, at its sole option, terminate this Agreement. If a default arises from failure to make a payment when due then such fault shall not be considered to have been cured unless such payment includes interest from the due date to the date of payment at a rate per annum equal to Royal Bank of Canada prime rate (as defined in Section 7.1(f)) plus 5% included with such payment. Such termination is without prejudice to other remedies which the Licensor may have.

11.2 Breach of Other Obligations. If either party is in default of any other obligation under this Agreement other than a breach under Section 11.1 and the defaulting party fails to correct such default within 30 days of receipt of written notice from the other, the injured party may at its sole option terminate this Agreement. Such termination is without prejudice to other remedies which the injured party may have.

11.3 Insolvency. In the event that the Licensee shall be liquidated, or become insolvent, or shall make an assignment for the benefit of its creditors, or that a receiver or receiver-manager shall be appointed for it or its assets, or that a petition in bankruptcy shall be filed by or against it, the Licensor may, at its sole option at any time thereafter, forthwith Terminate this Agreement upon written notice to the Licensee.

11.4 Prohibition of Sales. Upon the early termination of this Agreement, the Licensee agrees to cease all sales of Product.

11.5 Effect on Existing Liabilities. Termination of this Agreement for any cause shall not relieve the Licensee or Licensor of its obligations and liabilities existing at or accruing to the time of termination.

12.  MODIFICATION AND WAIVER

12.1 Requirements. No cancellation, modification, amendment, deletion, addition, or other change in this Agreement or any provision hereof, or wavier of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in writing signed by the party to be bound thereby. No waiver of any right or remedy in respect of any occurence or event on one occasion shall be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion.

13.  REPRESENTATION AND WARRANTIES

13.1 Limitation. Nothing in this Agreement shall be construed as:

     (a) a warranty or representation by the Licensor as to the validity or scope of the Canadian Intellectual Property Interests registrations; and

     (b) a warranty or representation that anything made, used or sold or otherwise disposed of under this Agreement is or will be free from infringement of patents owned by third parties.

13.2 Representations by Licensor. The Licensor warrants and represents to the Licensee as follows:

     (a) no person, firm or corporation, other than the Licensor and Licensee, has any agreement or option or a right capable of becoming an agreement for the purchase or licensing of the Product or the Licensed Rights;

     (b) the Licensor holds a licence, irrevocable during the term of this Agreement and any extensions thereto, from the inventor of the Fertility Indicator Invention, being Alfred James Emmerson of New Westminster, BC, of all requisite rights, present and future, to the intellectual property interests that involve the Fertility Indicator Invention, and has the right to enter into this Agreement.

     (c) the Licensor has good and marketable title to all of the Product which it sells to the Licensee hereunder;

     (d) so long as this Agreement remains in force, the Licensor will not sell its Product to any Person except the Licensee.


14.  AGENCY

14.1 No Agency. The Licensor and Licensee recognize and agree that each is operating as an independent contractor and not as an agent of the other. This Agreement will not constitute a partnership or joint venture and no party can be bound by the other to any contract, arrangement or understanding except as specifically stated herein.

15.  PUBLICITY

15.1 Restriction on Publicity. Subject to each party's prior right to approve the correctness of the content of any public announcement, such approval not to be unduly delayed, the Licensor and the Licensee shall have the right to announce to the public the existence of this Agreement, including the identity of the other party to it and its general terms, but both the Licensor and Licensee agree that all Financial Information shall remain confidential and shall not be disclosed by either party, its officers or employees before or after expiry of this Agreement except as required by law or as required in order to obtain advice from its professional advisors provided such advisors are required by law or agreement to keep such information confidential.


16.  NOTICES AND PAYMENTS

16.1 Procedure. All communications among the parties with respect to any of the provisions of this Agreement shall be in writing. Such communications and all payments payable under this Agreement shall be sent by either registered mail, courier, personal delivery or facsimile transmission to the addresses set out in this Agreement or to any other address as may be specified, in writing, by the party who changes its address. All written communications shall be deemed to be received by the addressee on the following dates

     (a) if by registered mail: five (5) business days after dispatch by the notifying party;

     (b) if by courier or personal delivery: on the day following the date of delivery upon the party to receive such notice;

     (c) if by facsimile transmission: on the day following the date of transmission to the party to receive such notice.

16.2 Notice to Lawyers. If either party elects to send a notice of default or notice of termination to the other party pursuant to any provision of this Agreement, a copy of such notice will be delivered pursuant to the procedure in
Section 16.1 to such other party's lawyer as designated from time to time. Prior to such designation the Licensor's lawyers will be Davis & Company (Douglas C. Morley) and the Licencee's lawyers will be Mitchell Welters Law Corporation (Mitch Welters).


17.  JOINT PREPARATION

17.1 No Contra Preferendum. This Agreement shall be deemed to be jointly prepared by the parties, and any ambiguity herein shall not be construed for or against any party.

18.  GOVERNING LAW AND CURRENCY

18.1 Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. Each of the parties agree to attorn to the jurisdiction at any Court within the Province of British Columbia having jurisdiction over this Agreement.

18.2 Applicable Currency. All sums or funds referred to in this Agreement shall be in Canadian dollars

19.  HEADINGS

19.1 Interpretation. No account of the headings to the paragraphs of this Agreement will be taken when interpreting the meaning thereof.

20.  MULTIPLE COPIES

20.1 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed to be an original, but together shall constitute but one instrument.

21.  AUTHORITY TO ENTER INTO AGREEMENT

21.1 Authorized Signatories. The undersigned signatories represent that they are authorized to sign this Agreement on behalf of the respective parties hereto. Each party has relied upon that representation in entering into this Agreement.

22.  TIME

22.1 Time of Essence. Where expressed in this Agreement, time shall be of the essence.


23.  ENUREMENT

23.1 Enurement. This Agreement and each and every one of its provisions shall extend to and be binding upon the respective administrators, successors and assigns of the parties hereto.

24.  ENTIRETY OF AGREEMENT

24.1 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto respecting the subject matter hereof and supersedes all prior or contemporaneous negotiations, agreements and understandings whether written or oral. It is understood and agreed that the Letter Agreement dated January 27, 1999 and all amendments is terminated as of the date hereof.


25.  INVENTORS RIGHTS AND OBLIGATIONS

25.1 Representations by Inventor. By execution of this Agreement, the Inventor represents that:

     (a) he has irrevocably granted the Licenser with a Licence to market the Product.

     (b) the said invention is properly described and identified in this Agreement.

     (c) the said Licence will permit the Licensor to grant the Licensee the licence provided for by this Agreement.

     (d) Luna Products Inc. holds the rights and entitlement to the said invention for at least the term of this Agreement, including any extension of time.

     (e) he acknowledges that the Licensee is relying on the representations in entering into this Agreement with the Licensor.

25.2 Representations by Licensee. Licensee represents to the Inventor that:

     (a) it will pay the Inventor the royalty of $1.00 per unit purchased from the Licensor at the times provided by this Agreement.

     (b) it is understood that the Inventor is relying on the representations of the Licensee in entering into this Agreement

26.  SEVERABILITY

26.1 Effect of Invalid Provision. All terms and conditions hereof are severable and the invalidity, illegality or unenforceability of any term or condition shall not affect the validity, legality or enforceability of the remaining terms and conditions.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTED at Vancouver, BC, the 11th day of February, 2000.

LUNA FERTILITY INDICATOR, INC.          LUNA PRODUCTS, INC.

Per: /s/ [ILLEGIBLE]                    Per: /s/ A. James Emmerson
--------------------------------        ----------------------------------
Authorized Signatory                    Authorized Signatory



                                        /s/ A. James Emmerson
                                        ----------------------------------
                                        A. James Emmerson

                                  SCHEDULE "A"

                      to the Exclusive Licensing Agreement
                                     between
                       Luna Products, Inc. (Licensor) and
                    Luna Fertility Indicator. Inc. (Licensee)


Description of Intellectual Property Interests,
Copyrights,  Trademarks,  Trade names, Industrial Designs

Registered:    Trademark No. TMA 519,478,  dated  November l7th, 1999 for LUNA &
               DESIGN File No. 880669

Design Patent: Industrial Design Patent for "Mini-Microscope Fertility Indicator
               - Portable" No. 88002 dated October 29, 1999